Exhibit 2.2

RECEIVED
SECRETARY OF STATE
IOWA
07 JAN 31 PM 3:59
ARTICLES OF MERGER OF
AMAIZING ENERGY ATLANTIC, LLC
AND
CASSCO AMAIZING ENERGY, LLC
     Pursuant to Section 490A.1204 of the Iowa Limited Liability Company Act, the undersigned hereby adopt these Articles of Merger and certify as follows:
     1. Name and Jurisdiction. The merging entities are CassCo Amaizing Energy, LLC, a limited liability company organized and existing under the laws of the State of Iowa, and Amaizing Energy Atlantic, LLC, a limited liability company organized and existing under the laws of the State of Iowa.
     2. Plan of Merger. A Plan of Merger is attached hereto as Exhibit A and has been approved by the members and Board of Directors of CassCo Amaizing Energy, LLC and the sole member and the sole manager of Amaizing Energy Atlantic, LLC. The Plan of Merger was duly authorized and approved by each constituent limited liability company in accordance with Section 490A.1203 of the Iowa Limited Liability Company Act.
     3. Surviving Entity. The surviving entity is Amaizing Energy Atlantic, LLC. The surviving entity shall be governed by the Articles of Organization of Amaizing Energy Atlantic, LLC as in effect immediately prior to the effective date of the merger.
     4. Effective Date. The merger shall be effective on the later of January 31, 2007, or the effective date of the filing of these Articles of Merger with the Iowa Secretary of State.
     IN WITNESS WHEREOF, the undersigned have executed these Articles of Merger as of the 31st day of January, 2007.

CASSCO AMAIZING ENERGY, LLC		AMAIZING ENERGY ATLANTIC, LLC

By	/s/ Sam J. Cogdill	By	/s/ Sam J. Cogdill

Name:	Samuel J. Cogdill	Name:	Samuel J. Cogdill
Title:	Chairman and CEO	Title:	Chairman and CEO

STATE OF IOWA	)
	)	ss:
COUNTY OF Crawford	)
     On this 31 day of Jan, 2007, before me, the undersigned, a Notary Public in and for the State of Iowa, personally appeared Samuel J. Cogdill, to me personally known, who, being by me duly sworn, did say that he/she is the CEO/Chairman of CassCo Amaizing Energy, LLC executing the within and foregoing instrument, that no seal has been procured by the said limited liability company; that said instrument was signed on behalf of said limited liability company by authority of its Members; and that the said Chairman as such officer acknowledged the execution of said instrument to be the voluntary act and deed of said limited liability company, by it and by him/her voluntarily executed.

Angel R. Jepsen

Notary Public in and for the State of Iowa

STATE OF IOWA	)
	)	ss:
COUNTY OF Crawford	)
     On this 31 day of Jan, 2007, before me, the undersigned, a Notary Public in and for the State of Iowa, personally appeared Samuel J. Cogdill, to me personally known, who, being by me duly sworn, did say that he/she is the Chairman/CEO of Amaizing Energy Atlantic, LLC, executing the within and foregoing instrument, that no seal has been procured by the said limited liability company; that said instrument was signed on behalf of said limited liability company by authority of its Managers; and that the said Chairman as such officer acknowledged the execution of said instrument to be the voluntary act and deed of said limited liability company, by it and by him/her voluntarily executed.

Angel R. Jepsen

Notary Public in and for the State of Iowa

FILED
IOWA
SECRETARY OF STATE
1-31-2007
3:59 pm
W516059
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CassCo Plan of Merger
PLAN OF MERGER
     THIS PLAN OF MERGER (the “Plan of Merger”) is dated as of January 31, 2007, by and between CassCo Amaizing Energy, LLC, an Iowa limited liability company, (“CassCo”), and Amaizing Energy Atlantic, LLC, an Iowa limited liability company, (“Atlantic”), each a “Constituent Company” and together “Constituent Companies.”
     WHEREAS, CassCo and Atlantic each is a limited liability company organized and existing under the Iowa Limited Liability Company Act (as amended, the “Act”); and
     WHEREAS, the respective members and managers of each have approved and adopted this Plan of Merger in the manner required by and in accordance with the Act and their respective articles of organization and operating agreements.
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants herein contained, the parties hereto agree as follows:
     1. Constituent Companies and Surviving Company. The name of each Constituent Company is: CassCo Amaizing Energy, LLC and Amaizing Energy Atlantic, LLC. The surviving company is Amaizing Energy Atlantic, LLC.
     2. The Merger. On the Effective Time (as defined in Section 3 hereof), CassCo shall merge with and into Atlantic (the “Merger”) in accordance with the applicable provisions of the Act, and Atlantic shall be the surviving company and shall continue to exist as a limited liability company organized under the laws of the State of Iowa.
     3. Articles of Merger. On or before the Effective Time, following the execution and delivery of this Plan of Merger by each of CassCo and Atlantic, CassCo and Atlantic each shall execute articles of merger (the “Articles of Merger”) setting forth the information required by and otherwise in compliance with the applicable provisions of the Act. The Articles of Merger shall be filed in the manner required by, and otherwise in accordance with, the Act as soon as practicable following the execution thereof. The merger shall be effective on the later of the date of filing of the Articles of Merger or January 31, 2007 as provided under the Act (the “Effective Time”).
     4. Effect of Merger. From and after the Effective Time, without any further action by the Constituent Companies or any of their respective members:
          (a) Atlantic, as the surviving company in the Merger, shall have all of the rights, privileges, immunities and powers, and shall be subject to all the duties and liabilities, of a limited liability company organized under the Act;
          (b) Atlantic, as the surviving company in the Merger, shall possess all of the rights, privileges, immunities and franchises, of a public as well as a private nature, of each Constituent Company, and all property, real, personal and mixed, and all debts due on whatever account, including promises to make contributions, and each and every other interest of or belonging to or due to each Constituent Company, shall be deemed to be and hereby is vested in Atlantic, without further act or deed, and the title to any property, or any interest therein, vested in either Constituent Company shall not revert or be in any way impaired by reason of the Merger;

          (c) Atlantic, as the surviving company in the Merger, shall be responsible and liable for all of the liabilities and obligations of each Constituent Company, and any claim existing or action or proceeding pending by or against one of the Constituent Companies may be prosecuted as if the Merger had not taken place or Atlantic may be substituted in its place;
          (d) Neither the rights of creditors nor any liens upon the property of any of the Constituent Companies shall be impaired by the Merger;
          (e) The separate existence of CassCo shall cease; and
          (f) The Merger shall have any and all such other effects set forth in the Act, all with the effect and to the extent provided in the applicable provisions of the Act.
     5. Articles of Organization; Operating Agreement. From and after the Effective Time, without any further action by the Constituent Companies or their respective members, the Operating Agreement of Atlantic, as the surviving company in the Merger, shall read as set forth in Exhibit B-1 attached to the Merger Agreement, and shall be entered into by Amaizing Energy Holding Company, LLC (the “Atlantic Operating Agreement”). A copy of such operating agreement was made available or provided to the respective managers and members of each Constituent Company in connection with their consideration of the Merger pursuant to the Act. No changes are to be made to the Articles of Organization of Atlantic, as set forth in Exhibit A-1, as the surviving company in the Merger.
     6. Management. From and after the Effective Time, without any further action by the Constituent Companies or their respective members, the business and affairs of Atlantic shall be managed by and under the direction of a manger (the “Atlantic Manager”), to serve according to and subject to the Atlantic Operating Agreement and the Act. The Atlantic Manager shall be appointed by the sole member of Atlantic, Amaizing Energy Holding Company, LLC. The initial Atlantic Manager shall be Amaizing Energy Holding Company, LLC.
     7. Cancellation and Conversion of Membership Interests. At and as of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:
     (a) Each membership interest (unit) of CassCo, originally issued at a price of $10,000 per unit, which was issued and outstanding on the books and records of CassCo immediately prior to the Effective Time shall be converted into $2.00 membership interests (units) (“post-conversion membership units”) in order to make the exchange of each CassCo membership interest (unit) for Holding Company membership interests (units) equivalent to the $2.00 per unit pre-exchange value of each Amaizing Energy, L.L.C. membership interest (unit) (the “Conversion”). Therefore, the 560 Class A membership interests (units) and 1,100 Class B membership interests (units) issued and outstanding immediately prior to the Effective Time will be converted into 2,800,000 Class A post-conversion membership interests (units) and 5,500,000 Class B post-conversion membership interests (units), respectively.
     (b) Each membership interest represented by one (1) post-conversion membership unit of CassCo shall be exchanged for one (1) fully paid and nonassessable membership interest (unit) of Amaizing Energy Holding Company, LLC. The membership interests (units) of Amaizing Energy Holding Company, LLC shall be of a single class. Therefore, one Class A CassCo post-conversion membership interest (unit) and one Class B CassCo post-conversion membership interest (unit) shall each be converted into one (1) membership interest (unit) of Amaizing Energy Holding Company, LLC belonging to one class;

     (b) As a result of the foregoing exchange, the eight million three hundred thousand (8,300,000) post-conversion membership interests (units) of CassCo that were issued and outstanding on the books and records of CassCo at the time of the Conversion shall be exchanged for the right to receive an aggregate of eight million three hundred thousand (8,300,000) units of membership interests (units) of Amaizing Energy Holding Company, LLC;
     (c) All CassCo membership interests (units), when so exchanged, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or book entry representing any such CassCo units shall cease to have any rights with respect thereto, except the right to receive Holding Company membership interests (units) in consideration therefore upon the surrender of the CassCo membership interests (units).
     (a) The members of CassCo shall become and be members of the Holding Company and shall be entitled to all of the rights, benefits, and duties of and as the members of the Holding Company as provided in the Holding Company Articles and the Holding Company Operating Agreement;
     (e) The Holding Company shall be the sole member of Atlantic, the surviving entity in the merger with CassCo, and Atlantic will be a wholly-owned subsidiary of the Holding Company;
     (f) All membership interests (units) of Amaizing Energy Holding Company, LLC held by CassCo or Atlantic, if any, which were outstanding prior to the Effective Time shall be canceled; and
     (g) The voting rights of each member of CassCo in CassCo shall terminate, and Amaizing Energy Holding Company, LLC shall be the sole member of Atlantic and shall be entitled to all of the rights, benefits, and duties of and as the sole member as provided in the Atlantic Articles and Atlantic Operating Agreement.
     8. Further Assurances. From time to time and after the Effective Time, as and when requested by Atlantic or its successors or assigns, CassCo shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such further action or actions, as Atlantic, or its successors or assigns, may deem necessary or desirable in order to vest in and confirm to Atlantic, or its successors or assigns, title to and possession of all of the properties, rights, privileges, powers and franchises referred to in Section 4 of this Plan of Merger, and otherwise to carry out the intent and purposes of this Plan of Merger. If Atlantic shall at any time deem that any further assignments or assurances or any other acts are necessary or desirable to vest, perfect or confirm of record or otherwise determine the title to any property or to enforce any claims of CassCo vested in Atlantic pursuant to this Plan of Merger, the Atlantic Manager or its successors or assigns, are hereby specifically authorized as attorneys-in-fact of CassCo (which appointment is irrevocable and coupled with an interest), to execute and deliver any and all such deeds, instruments, assignments and assurances and to do all such other acts in the name and on behalf of CassCo, or otherwise, as such officer shall deem necessary or appropriate to accomplish such purpose.
     9. Governing Law; Counterparts. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Iowa. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same.

     10. Right to Abandon Merger. The managers of CassCo and Atlantic shall each have the power, in their discretion, to abandon the merger provided for herein prior to the filing of the Articles of Merger with the Office of the Secretary of State of the State of Iowa.
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     IN WITNESS WHEREOF, the Constituent Entities have executed this Plan of Merger by their duly authorized representatives as of the date first set forth above.

CASSCO AMAIZING ENERGY, L.L.C.		AMAIZING ENERGY ATLANTIC, LLC

By	/s/ Sam J. Cogdill	By	/s/ Sam J. Cogdill

Name:	Samuel J. Cogdill	Name:	Samuel J. Cogdill
Title:	Chairman and CEO	Title:	Chairman and CEO